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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 33-42259 pertaining to the CytRx Corporation 1986 Stock Option Plan, No. 33-93816 pertaining to the CytRx Corporation 1994 Stock Option Plan, No. 33-93818 pertaining to the CytRx Corporation 1995 Stock Option Plan, and No. 333-84657 pertaining to the CytRx Corporation 1998 Stock Option Plan and to the Registration Statements on Form S-3 Nos. 33-93820, 333-39607, 333-44043, 333-
48837, 333-45652, and 333-33792 of CytRx Corporation and in the related prospectuses of our report dated March 8, 2001, with respect to the consolidated financial statements and schedule of CytRx Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2000.



                                           /s/ ERNST & YOUNG LLP

Atlanta, Georgia
March 26, 2001